Exhibit 99.1

SUNSTONE HOTEL INVESTORS, INC., #4533865

SUNSTONE HOTEL INVESTORS, INC. FIRST QUARTER

EARNINGS CALL

May 3rd, 2012, 9:00 AM ET

Chairperson: Bryan Giglia (Mgmt.)

Operator:	Good morning, ladies and gentlemen. Welcome to the Sunstone Hotel Investors First Quarter Earnings Call. Following today’s presentation, there will be a question and answer session. If you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question from the queue at any time, please press the star followed by the two. And if you are using speaker equipment, it may be necessary to lift your handset before making your selection. As a reminder, this conference is being recorded today, Thursday, May 3rd, 2012.

I’d now like to turn the conference over to Brian Giglia, Senior Vice-President of Corporate Finance of Sunstone Hotel Investors. Please go ahead.

Brian Giglia:	Thank you, Patricia. Good morning, everyone, and thank you for joining us today. By now you should have all received a copy of our first quarter’s earnings release and supplemental which was released yesterday after market close. If you do not yet have a copy, you can access it on our website at www.sunstonehotels.com.

Before we begin this call, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks, and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information, including EBITDA, adjusted EBITDA, FFO, adjusted FFO, and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us today are Ken Cruse, President and Chief Executive Officer; Marc Hoffman, Chief Operating Officer; John Arabia, Chief Financial Officer; and Robert Springer, Senior Vice-President of Acquisitions and Dispositions. After our prepared remarks, the team will be available to answer your questions.

I’d like to now turn the call over to Ken. Ken, please go ahead.

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Ken Cruse:	Thanks very much, Bryan, and thank you all for joining us today. On today’s call I’ll start by covering some of the high points from our first quarter and our acquisition of the soon-to-be-named Hyatt Chicago Magnificent Mile. Marc will then cover operations in detail, and John will discuss our balance sheet, finance transactions and guidance, before I wrap up our prepared remarks and open up the call for questions. So, let’s get started.

In spite of expected and isolated softness in certain of our hotels, the Renaissance Washington DC in particular, our portfolio performed well in the first quarter. We’re seeing continued strength across a broad range of leading indicators including group booking productivity, group pace and business transient demand. In short, the turbulent macro economic backdrop is having little-to-no-discernible impact on the lodging business trends. In fact, lodging industry fundamentals are currently as good as we’ve seen. As a result, we expect to realize continued growth in our operations through the remainder of 2012 and for the next several years.

Drilling down on our first quarter, as compared to Q1 2011 our corporate revenues grew by 29% to $205.2 million. Property level revenue growth was driven entirely by occupancy gains as we worked to push our portfolio to peak occupancy levels before aggressively driving room rates.

Our adjusted EBITDA grew by 33% to $43.1 million, and our adjusted FFO per diluted share grew by 71.4% to $0.12 in the first quarter. In Q1 our hotel EBITDA margins improved by 120 basis points. This is adjusted for credits and assessments to 24.5%. While this was a nice step in the right direction, especially considering that all of our revenue growth was driven by occupancy, we know our hotels are capable of generating stronger performance. For reference, our Q1 margins in 2007, the prior peak excluding the Hilton San Diego Bayfront and the JW Marriott New Orleans, were 27.4% or 290 basis points higher than our level in Q1 of this year.

Marc will discuss various steps we’re taking aimed at not only reattaining prior peak margins but exceeding prior peak levels as this recovery continues. As a result of the strength we saw in Q1 and the positive leading indicators, we have increased our 2012 guidance. We are now projecting our full-year revPAR to increase between 5 and 7%, adjusted EBITDA to come in between $229 million and $238 million, and adjusted FFO per diluted share to be between $0.96 and $1.04.

In addition to generating decent operating performance in the first quarter of 2012, we’re also making solid progress against a number of our 2012 corporate initiatives. As we’ve stated before, our overall goal is to achieve industry-leading stockholder returns by improving our portfolio quality and scale while gradually deleveraging our balance sheet.

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The transaction we announced yesterday solidly advances each of these objectives. Our acquisition of the 417 room Wyndham Chicago for a net acquisition price of approximately $212,000 per key represents a value-additive real estate deal with clear upside at a very attractive price. Post-renovation and repositioning, we expect our all-in investment will equate to approximately $250,000 per key which we estimate will result in a run rate EBITDA multiple inside of ten times once we complete planned renovations and the hotel stabilizes. We were able to achieve attractive deal terms in part because the seller, the Blackstone Group, rather than selling the hotel to us outright is taking back the bulk of the purchase price in our stock at a price of $10.71 per share—a 3% premium to yesterday’s close.

In short, we are acquiring a high quality hotel with significant growth potential at a very attractive price and Blackstone is acquiring a nearly 5% interest in Sunstone at a price we both believe represents a very compelling value given our team, portfolio, strategy and growth prospects. Typical acquisitions are a zero sum game. One side wins and one side loses. In this case, both sides are in a position to win and we couldn’t be more excited about having Blackstone as a major stockholder and potential strategic partner going forward.

A few more details on the transaction. First, immediately upon acquisition we will rebrand the hotel as the Hyatt Chicago Magnificent Mile. Both we and Hyatt see tremendous upside in this asset and Hyatt clearly represents the best brand for the hotel given Hyatt’s strong demand base and market representation. Hyatt has provided a very attractive package of terms in exchange for the flag and we are thrilled to expand our relationship with Hyatt.

Second, later this year we will commence a comprehensive renovation and repositioning program aimed at making the Hyatt Chicago Magnificent Mile one of Chicago’s top business destinations. Sunstone has an outstanding in-house design and construction team and we have a high degree of comfort with our ability to execute on a full repositioning of this hotel that will fundamentally change its character and materially improve its attractiveness as a business hotel.

Finally, there will be no debt on the hotel. And so, coupled with the repayment of the mortgage on the Renaissance Long Beach, which we completed last week, we will have 13 unencumbered hotels with an estimated value approximating $700 to $800 million and we’ve maintained full access on our undrawn $150 million credit facility.

As John noted in our release, at this point we are comfortable with our low rated, well staggered leverage. In our opinion, while we remain committed to gradually de-leveraging over the next several years, we firmly believe our capital structure is an asset at this phase in the cycle. We own an outstanding portfolio of institutional grade upper upscale hotels and one of the best portfolios in our space and we are appropriately leveraged for the recovery.

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Subsequent to our acquisition of the Wyndham Chicago, our average hotel size will be 413 keys. The majority of our hotels are recently renovated and in very good condition, and our primary exposures are to the top urban growth centers in the U.S.

While we continue to trade at a discounted EBITDA multiple to most of our peers, we couldn’t be more confident in Sunstone’s upside opportunity in terms of earnings growth from this point forward. Looking ahead, we are highly committed to unlocking our portfolio’s full potential and, as you saw this quarter, we’re confidently executing on our strategic plan oriented around proactive portfolio management, intensive asset management, disciplined external growth, and measured balance sheet improvement.

With that, I’ll turn the call over to Marc Hoffman to discuss our portfolio operations in greater detail.

Marc Hoffman:	Thank you, Ken. And good morning, everyone, and thank you for joining us today. I will review our portfolio’s first quarter operating performance in greater detail, review some of our asset management initiatives aimed at recapturing peak profitability, and provide an update on our major 2012 capex projects.

All hotel information discussed today, unless otherwise noted, is for our 32-hotel portfolio, which includes, on a pro forma basis, all 2011 acquisitions, including the Doubletree Guest Suites Times Square, the JW Marriott New Orleans, and the Hilton San Diego Bayfront. In Chicago, the Hyatt Chicago Magnificent Mile is not included in the statistics I am providing today.

For the first quarter, our portfolio revPAR was up 5.5% to $117.45, driven by a 6% increase in occupancy which grew to 73.8%. Seventeen of our hotels generated double-digit revPAR growth, includingMarriott Houston, DoubleTree Guest Suites Minneapolis, Marriott Quincy, Courtyard LAX, Marriott Long Wharf, and Sheraton Cerritos, just to name a few.

From a total room segmentation standpoint in Q1, group revenues were up 0.8%, with a 5.9% growth in rooms and a 4.9% decrease in group ADR. Q1 transient room revenue increased 9.2% to last year, with a 6.4% increase in room nights and a 2.6% increase in ADR. In Q1 our hotels had 431 sellouts, compared to 278 sellout nights in the first quarter of 2011, based upon a 98% occupancy standard, which shows the continued signs of strengthening demand in our portfolio. Similar to the trend we saw in Q4, the highest number of sellouts in five years for Q1, indicating our portfolio is operating at occupancy levels that will enable our operators to compress rates and capture a higher percentage of premium-rated business

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going forward. The Hilton Times Square, Marriott Houston, Courtyard LAX, and Sheraton Cerritos all saw sign significant increases in sellout room nights.

As we have previously discussed, Q1 revPAR was negatively impacted by soft group calendar in Washington DC. Our 807 room Renaissance, which like other convention group houses in Washington DC depends on city-wide conventions to fill their rooms, was meaningfully impacted by a weak convention year causing Q1 revPAR to decrease 17.4%. This one asset brought the portfolio revPAR down 230 basis points. Said another way, excluding the Renaissance Washington DC, our portfolio revPAR would have been up 7.8% in Q1.

We expect this weakness to continue through 2012 especially as we commence on our complete bathroom, guestroom, suites, and corridor renovation in Q3. The good news is that in stark contrast to 2012, the mid-term outlook for DC is outstanding. 2013 in particular is shaping up to be a banner year in DC. We will have a completely new product and our group pace is up a strong 66% to 2011 and we are active in more mini city-wide conventions in the market. We expect 2013 to be a fantastic year for the market and our hotel and our outlook for 2014 and beyond is also very positive.

The 13 hotels we renovated in 2011 continue to ramp up very nicely with Q1 RevPAR up 14%. As many of these hotels completed their renovations in Q2 through Q4 of last year, we expect to see continued quarter-over-quarter growth as we realize return on the invested capital and these hotels continue to improve their performance.

As noted, our 2012 group pace is up 8.2% over 2011 levels, with all growth coming from additional group room nights. You may recall that last quarter we noted that 2012 group pace was up 4.5%. Our sales teams have been booking significant business resulting in a 3.6% increase in pace. Looking farther out, our booking pace for our four convention group hotels is up an outstanding 22% for 2013. For Q1 our group booking production for all current and future years was up significantly, 52.4% compared to Q1 of last year. This was our highest first quarter group booking production in the last five years for these 32 hotels.

For the first quarter, group production for these 32 hotels was 231,105 group rooms. In addition to the positive pace trends in our group hotels, a number of our transient hotels, especially our hotels in New York, Chicago and Boston, will benefit from strong convention calendars in those cities, as those cities experience considerable compression.

As an indication of both our operators’ ability to shift business into higher rated segments and the continued recovery in the business demand in the first quarter, our revenues from premium demand sources were strong, with premium revenues increases 10%, with premium ADR increasing 5.7% and premium room nights increasing 4%.

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As hotels continue to mix-shift their business into higher rated segments, our corporate negotiated business increased slightly at 2.1% in Q1. As we were able to close out our lower rated corporated negotiated channels and in some of our higher occupancy hotels push those customers into premium rated segments.

Our asset managers continue to work closely with our managers on a weekly basis to maximize hotel room strategies and profits through nimble rate and occupancy shifts depending on the changing market conditions street corner by street corner. In addition, we continue to work with all our operators to ensure that as RevPAR increases, operating expenses do not creep back in unless significance occupancy increases justify higher costs and we as an asset management team agree to those increases.

As Ken noted, our focus is not only reattaining prior peak margins but exceeding them. To this end, specific profit initiatives include our continued execution of a portfolio-wide retro commissioning energy improvement program as well our ongoing gastro-bar F&B refinements.

Moving to capex. During the first quarter we invested $21.8 million in our portfolio. For the full year of 2012 we expect to invest between $85 and $100 million into the portfolio, including major renovation of our Renaissance Westchester and our Hyatt Newport Beach. Additionally, two of our most significant projects will be: first, the complete guestroom, bathroom, and corridor renovation of the 807-room Renaissance Washington DC, which we are budgeting at $25 million and ordering product for the renovation, and second, we are in the initial phase of the conversion and reinvention of the Hyatt Chicago Magnificent Mile. The majority of work done in Chicago will be in 2013, but we will begin to place deposits and immediately work towards the end of 2012.

Overall, we expect to incur approximately $3 million to $5 million in renovation-related revenue displacement for the entire portfolio during 2012, which is roughly $1 million to $3 million higher than the displacement we incurred in 2011. In 2012, our asset management team will continue to roll out our successful gastro-bar concepts at the Renaissance Westchester, which will result in the addition of 5,000 square feet of function space, as well as the Marriott Tysons Corner. Both of these will occur in Q4 of 2012. Throughout 2012, we expect to complete total energy audits at 50% of our portfolio, which we expect to result in between $5 million and $7 million of energy-related ROI investments.

With that, I’ll turn the call over to John. John, please go ahead.

John Arabia:	Thank you, Marc. Good morning, everyone. Today, I’ll give you an overview of several topics, including, first, our liquidity and access to capital; second, recently completed and anticipated finance transactions; and third, details regarding our earnings guidance.

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With respect to liquidity, Sunstone ended the first quarter with $198 million of cash, including $126 million of unrestricted cash. Subsequent to the end of the quarter, we used $32 million to repay maturing mortgage secured by the Renaissance Long Beach. We expect to utilize the bulk of our significant cash position during the remainder 2012 to fund the cash portion of the Hyatt Chicago Magnificent Mile acquisition, for capex and for debt reduction according to our stated plan to methodically delever our balance sheet.

In addition to our strong cash position, we have an undrawn $150 million line of credit and will have 13 unencumbered hotels once we close the Hyatt Chicago, that collectively generated roughly $50 million of EBITDA in 2011. Our pro forma unrestricted cash balance exceeds the $58 million of all of our debt maturities through early 2015.

As detailed on page 20 of our investor supplemental, our only near-term debt maturity is the remaining $58 million of exchangeable senior notes which are likely to be put to us next January.

At the end of the quarter, Sunstone had $1.56 billion of consolidated debt, which includes 100% of the $237 million mortgage secured by the Hilton San Diego Bayfront. Adjusting for the debt attributed to our minority partner in this asset and the transactions completed subsequent to the end of the first quarter, our pro rata debt balance is currently $1.47 billion. Our debt has an average term to maturity of nearly five years and an average interest rate of approximately 5%, including the affect of our interest rate to derivative agreements. Our variable rate debt as a percentage of total debt stands at approximately 27%. The $58 million of debt maturing through early 2015 represents less than 2% of our current enterprise value and again, we hold more unrestricted cash than the sum of our near-term debt maturities.

Our liquidity is strong, our near term debt maturities are few and we have access to several sources of attractively priced capital. We will continue to enhance our already strong financial flexibility over time as is evidenced by the highly equitized Hyatt Chicago Magnificent Mile acquisition and the repayment of the mortgage on the Renaissance Long Beach.

Now, let’s turn to our updated earnings guidance. A full reconciliation of our current guidance can be found on pages 16 and 17 of our supplemental, as well as in our earnings release. We expect second quarter 2012 RevPAR growth of 5.5% to 7.5%, with adjusted EBITDA between $65 and $68 million, and adjusted FFO per diluted share between $0.30 and $0.33. I should note that quarter to date through April 30, our portfolio RevPAR is up approximately 8%.

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As Ken noted, our first quarter performance has led us to increase our full year 2012 RevPAR growth by 100 basis points to 5 to 7%. Accordingly, we have increased the mid-point of our adjusted EBITDA guidance by $4.5 million to a range of between $229 million and $238 million, and we have increased the midpoint of our guidance for adjusted FFO per diluted share by $0.05 to a range of $0.96 to $1.04.

We expect full year RevPAR to be negatively impacted by isolated factors, including soft group business in Washington DC and Baltimore, as well as approximately $3 to $5 million of hotel revenue displacement from our 2012 renovations, specifically at the Renaissance DC and the Renaissance Westchester. This compares to revenue renovation disruption of approximately $2 million in 2011.

That said, we remain optimistic regarding the outlook for revenue and profit growth in 2012, as a result of positive group booking pace, strong group booking production, and healthy pricing pressure in many cities stemming from increased occupancy and a high number of sold-out room nights. Moreover, as occupancy strengthens into 2012 in the backdrop of an anemic supply growth, pricing pressure is likely to intensify, which is likely to result into a reacceleration of RevPAR growth into the future.

With that, I’ll turn the call back over to Ken to wrap up our prepared remarks.

Ken Cruse:	Great. Thank you very much, John. Some final comments. As you’ve heard us say before, our goal is to achieve industry leading stockholder returns by improving our portfolio’s profitability, quality and scale while gradually deleveraging our balance sheet. We hit on all of those objectives this quarter. Operations continue to improve and the Chicago acquisition will enhance the portfolio quality while deleveraging our capital structure in a way that’s clearly additive to our stockholders.

Looking ahead, lodging industry fundamentals have materially strengthened over the past year and are now highly constructive. Supply trends and capital costs are at historic lows while lodging demand continues to build. With groups booking and business travelers hitting the road in record numbers, the lodging industry’s leading indicators unquestionably point toward prolonged growth over the years ahead. Our Company is well positioned to capitalize on strong industry fundamentals and we as a team are confidently and enthusiastically executing on our plan.

We sincerely thank you for your interest in Sunstone, and with that, we’d like to open up the call to questions. Patricia, please go ahead.

Operator:	Absolutely. Ladies and gentlemen, if you would like to ask a question at this time, please press the star followed by the one. As a reminder, if you are using speaker equipment, you may need to lift the handset before making your selection.

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And our first question comes from the line of Ian Weissman with ISI Group. Please go ahead.

Ian Weissman:	Good morning and congratulations on a good quarter. Just quickly, with respect to the Blackstone deal, maybe you can give us a little bit of background color on how that deal sort of came to your table? Blackstone’s got a lot of real estate they’d like to sell. And have they committed to doing more deals with you in the future?

Ken Cruse:	Thanks, Ian. Good morning. Good question. The deal with the Blackstone Group is kind of typical of the deals that we’ve done over the last year. Last year we acquired $900 million worth of hotels all through privately negotiated relationship-based transactions. And we’ve had a fairly strong relationship with the Blackstone Group although we haven’t done any significant transactions with them over the last few years, but we know the guys well. We have a mutual respect between our two firms, and so, when this opportunity came up it was clear to both sides that this fit squarely within our strategy and our objective and so it certainly made sense for both sides as was evidenced with the way we structured the deal.

As far as commitments to sourcing arrangements or other transactions going forward, there’s nothing formal here. I would tell you that both sides obviously would love to do more together and—but there’s no formal commitment there.

Ian Weissman:	Okay. And finally, just a last question. If you look at the pipeline of deals so far this year, there’s maybe been $2 or $3 billion worth of transactions. 80% of them have been concentrated in gateway cities, and that’s clearly the market in which you’re targeting, but you also have four or five assets on the market for sale. Can you maybe talk about what the investor bid is for assets outside of gateway cities and what’s your interest you’ve seen so far in those—or at least give us a status update on those asset sales?

Ken Cruse:

Sure, and what I’d like to say first and foremost is that our policy is to not comment on any pending transactions before there’s a formal go-hard. And so at this point we have no specific details to provide on any potential asset sales. What I will tell you is based on our observations and historically, obviously, secondary and tertiary markets do command higher cap rates and correspondingly lower values. That said, you need to look at all the facts in any given transaction. What is their growth potential—what is the growth potential and the upside potential of specific assets, what is the capital structure that may be stapled to the deal; for example, if hotels are being sold with legacy indebtedness that’s at a very low rate and a high LTV that can be attractive to certain buyers and that can certainly add to valuation. So at this point I would say, you know, the value I think that any seller would realize on a secondary or tertiary market asset in

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today’s environment’s going to be a product not just as a market but the asset’s upside potential, the quality of the asset and the capital structure itself.

Ian Weissman:	Okay great. Thanks so much.

Ken Cruse:	You’re welcome.

Operator:	Thank you, and our next question comes from the line of Eli Hackel with Goldman Sachs. Please go ahead.

Eli Hackel:	Thank you. Good morning. Two buckets of questions, one related to the deal, and one related to group pace. Just on the deal, it seems like it’s just a little bit of a different franchise deal given it’s an upper upscale brand in a major city. Just curious, how much of the reason to go with Hyatt was the brand itself and how much was related to, you know, the money that Hyatt was willing to put in towards the renovation? And then also just on the hotel’s location, I think it’s maybe a block or so off of Michigan Avenue, does that matter at all? I’m not sure it does. And then just a second on the group booking pace. You noted a very big pickup in bookings in the quarter. Just some color on that. Is that corporations associations, any industry callouts? Any help there would be great as well.

Ken Cruse:	Sure Eli. First on your question about the brand. If you look at the Chicago market, Hyatt obviously is based in Chicago. Hyatt also happens to be somewhat under represented in Chicago relative to the other major brands and yet if you look at the demographics of travelers to Chicago there is a great depth of Hyatt loyalists who travel to that market. So, you know, from our perspective, the Hyatt brand was kind of a no-brainer in terms of what brand to put on this particular asset in this particular location with all the business transient qualities that we expect to capitalize on once we’re finished with our repositioning program.

We can’t comment on specifics in terms of the economic enhancements that Hyatt provided. In any case, when we’re changing the flag on a hotel certainly brand enhancements will be considered. But that was ot the deciding factor in terms of going with Hyatt. We couldn’t be more pleased about growing our relationship with the Hyatt brand.

As far as the location, you’re exactly right. This is about a block off of Michigan Avenue. Very—what we could consider to be kind of an A-, B+ location within the Chicago market and the hotel’s orientation around a growing and vibrant medical complex within the city is one of the, I think, unique qualities that attracted us to the asset. It’s interesting how that particular high rated business is not currently being penetrated to the level that we believe the hotel is capable of. And so part of our business plan is to reposition this asset to firmly and squarely capitalize on that business. And then, with respect to your group pace question, let me turn it over to Marc Hoffman for that one.

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Marc Hoffman:	Good morning. Thanks. You know, group pace, the pickup in the year so far for the year really has been short term corporate around the country. And additional pickup at our large convention hotels with the blocks coming in larger. And our current pace for 2012 breaks down—we’re up—we were up 0.5% in Q1, we’re up a strong 12.5% in Q2 and plus 7.3% in Q3 and up 2.3% in Q4. As a separate note, our Q1 sales production was strong for the quarter just for currents and futures over our last year plus 39, almost 40%. So, and as we said in the original remarks, the bookings were the strongest in our portfolio for five years.

Eli Hackel:	All right. Just on that, are you getting any concern from corporations? It seems like maybe they’re still able to book short term and no one’s really being priced out. Is there starting to build any concern within corporations that maybe if they don’t start booking a little bit further out there won’t be space for them?

Marc Hoffman:	I think that’s a good comment. I mean, look, we’re starting to see very strong occupancies. We had good—very good occupancies in Q1 and we do have some hotels that don’t have much space left in places, so that would be naturally the next curve in the growth of being able to grow ADR future out would be that there’ll be less and less space available and then people will have to book further out.

Eli Hackel:	That’s great. Thank you very much.

Marc Hoffman:	Thanks, Eli.

Operator:	Thank you. And our next question comes from the line of Smedes Rose with KBW. Please go ahead.

Smedes Rose:	Hi. Thanks. I wanted to ask you on—with your—in your deal with Blackstone, is there any thought that they would take a seat on your board? And also, what do you think their sort of end game is here? I mean, is there any sort of—have they committed to being a long term holder of your stock. Do you—is there any kind of holding agreement I guess, or just kind of maybe—I’m just sort of interested a little more in your relationship with that company going forward.

Ken Cruse:

Hey good morning, Smedes. First of all, no there’s no board seat contemplated at this point and Blackstone will be a regular shareholder. There’s no lockup, there’s no piggyback rides, there’s really no special bells and whistles on this investment. You know, our view from management’s perspective is that Blackstone’s taking an investment in the Company based on what they perceive is a very attractive value and from our perspective, it’s our job to continue to unlock that value. So as long as we continue to do our jobs, I would expect Blackstone will remain a

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stockholder and, you know, if their investment philosophy or desires change then they’ll probably move out of the shares, but there’s no artificial lockup. We prefer to have a free market system here—investors on our own merits if you will.

Smedes Rose:	Okay. But I mean there’s no—you could potentially do a similar kind of deal with them again I guess in the future. I mean, they obviously hold a lot of hotels?

Ken Cruse:	Absolutely, we could do a similar deal with Blackstone or any number of other institutional holders of assets. We think that our currency, if employed in an acquisition that’s attractively and appropriately priced is probably the best way to capitalize the deal.

Smedes Rose:	All right. Thank you, that’s helpful. Thanks.

Ken Cruse:	Thanks Smedes.

Operator:	Thank you, and our next question comes from the line of Enrique Torres with Green Street Advisors. Please go ahead.

Enrique Torres:	Good morning guys.

Ken Cruse:	Good morning Enrique.

Speaker:	Hey Enrique.

Enrique Torres:	Good morning. Ken, your comments on the Company being appropriately levered for the recovery and the capital structure being a strength right now. That seems to have a little different tone on kind of the deleveraging emphasis you guys have placed in the past. Does that imply that you’re going to be looking to strengthen the balance sheet or delever later in the cycle?

Ken Cruse:	So Enrique, good morning. Look, our comments—my comments today I think are highly consistent with what we’ve been saying all along, and that is that if you look at our capital structure which is single asset secured financing, it’s very well staggered, very low rated, with a great deal of coverage—as I mentioned on the call we have $700 to $800 million of unencumbered assets, an undrawn credit facility, great access to capital and we believe we’re at the front end of a cyclical recovery. So the comment that we’re comfortable with our capital structure at this point is absolutely accurate and it’s absolutely—the fact that we believe our capital structure is a strength and a competitive advantage currently is also an accurate comment. That does not mean that our plan has changed to gradually and methodically deleverage our balance sheet so that as the cyclical peak approaches we are at a very low leverage level with high liquidity so that we can capitalize on opportunities as the next cyclical trough ensues.

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As you know, in our business the value is created at the inflection points in the cycle. If you hit the peak of the cycle with very low leverage and very strong liquidity, massive opportunities tend to present themselves during the trough for those companies who are appropriately capitalized.

So for where we are in the cycle right now, we’re very comfortable, but that does not mean that we’re going to stop deleveraging from this point forward. We’ll gradually continue to execute on deleveraging initiatives like the one we announced today that are additive to our stockholders.

Enrique Torres:	Okay.

John Arabia:	Enrique, it’s John. Let me add emphasis to that. I agree, absolutely agree with Ken, there’s no change in tone or direction for our balance sheet management. Over time we will continue to gradually delever the balance sheet and add in incremental financial flexibility. I think the two transactions that you’ve seen out of us over the past few weeks —you know, in this recent announcement — solidifies the types of things that we will continue to do moving forward so that we can gradually reduce leverage while being incredibly mindful of maintaining shareholder value.

Ken’s comments regarding being comfortable with where we are is that we have built in a significant amount of liquidity and also made sure that our near term debt maturities are very few. So while our leverage is a little bit higher than some of our peers or where we want it to be eventually, we are comfortable with our capital stack and we don’t believe that there are really any potential defensive costs that we could incur as a result.

Enrique Torres:	Okay. You know it looks like the market’s kind of pretty hungry for equity. I mean, the Hersha deal this morning just got upsized and another company’s deals where they’ve issued equity to pay down their pref have been pretty well received. Is that something that you guys would consider?

Ken Cruse:	Hi, Enrique, this is Ken. As you saw today, you know, we announced a transaction that was funded with attractively priced equity in order to acquire an attractively priced hotel, so I guess we answered that question with the deal we announced today. We’re going to do it in a smart way, but certainly, as we’ve mentioned in the past, we think the most elegant way to achieve our leverage objectives is by improving the quality and scale of our portfolio by carefully acquiring hotels using equity in a way that’s additive to our stockholders.

So, long-winded answer, but for the right deals at the right price in a way that’s additive to our stockholders we would certainly consider deploying equity.

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Enrique Torres:	I guess my comments also was targeted at the pref, and if you think that is at the appropriate level in terms of the percentage of the capital structure?

Ken Cruse:	In terms of preferred equity?

Enrique Torres:	Yes.

Ken Cruse:	We would—we consider preferred equity to be more debt-like than equity-like, so our view is that it’s—you know, we’ve certainly got a sufficient amount of preferred. We would not be looking to tap the preferred market as a first choice currently, and my guess is over time you’ll see us whittle down the preferreds.

Enrique Torres:	Okay, great. I appreciate the color, guys.

Ken Cruse:	Thank you.

Speaker:	Thanks, Enrique.

Operator:	Thank you. And our next question comes from the line of Jeffrey Donnelly. Please go ahead.

Ken Cruse:	Jeff are you on mute?

Good morning, Jeff. You there?

Patricia why don’t we circle back?

Operator:	No problem.

Jeffrey Donnelly:	Hello?

Ken Cruse:	Oh, hey Jeff.

Jeffrey Donnelly:	That was strange. I don’t have a mute button. So actually, I apologize for the delay but maybe you gave this in your remarks and I just missed it, but can you share with us what the STR index was for the Wyndham, I guess soon to be Hyatt that you acquired maybe for 2010 or ’11, and maybe talk about where you think that could get to and down the road post renovation?

Ken Cruse:	Sure. We’ll give you a little bit of color on that one. First of all it’s important to note that the hotel that we acquired today is clearly not representative of the asset that we’re underwriting. And there’s a big change in that hotel going forward. So, historical RevPAR penetration for the hotel is somewhat disconnected with our long term aspirations and so, first of all, we’re looking to change the competitive set for the hotel. It’s historically run an index for its current set that’s right around 100%. But its current set includes some hotels that include the Double Tree Chicago, the Crown Plaza, the Millennium Knickerbocker, the Allerton, and then the Embassy Waterfront.

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We have a new competitive set that we think is much more representative to what the aspirational quality and characteristics of the hotels will be going forward. Our model shows our hotel being well below 100% on that competitive set, which includes the W Chicago Lakeshore, the Sofitel, the Omni, the Intercontinental Magnificent Mile and the Conrad. Those are much more representative of the quality of the hotel that we’ll ultimately execute on. For that comp set we see the hotel approaching 100% after renovation. Our model shows it gradually gravitating toward that level, certainly not hitting 100% on Day 1.

Jeffrey Donnelly:	When you say well below do you mean 90 or do you mean 60?

Ken Cruse:	Oh to the current comp set?

Jeffrey Donnelly:	Yes—no, to your new comp set, like how it might have done in the past versus that new comp set?

Ken Cruse:	Where we’re currently versus our new comp set we’re at about—we call it between 75 and 80% penetration.

Jeffrey Donnelly:	Okay. And then, you touched on this earlier, but you know about marketing to the medical community. Are there lessons you can take from the Kahler portfolio and apply them here? I’m just—I’m curious about maybe what some of those examples are, if it’s—you know if it’s something about the room product itself or is it just really more on the marketing side?

Marc Hoffman:	Hey Jeff, it’s Marc Hoffman. Excuse me. Yes, I mean, absolutely, I mean, look, we’ve learned a lot from our relationships up at Mayo, I mean first and foremost the—there are some clients in the building that have been very clear with us that have several thousands of rooms related to the medical business that they stopped using that hotel because of its current condition. Those clients are very high rated and we see as good impact. In addition to that there’s a new childrens’ hospital opening up very, very close, literally across the street from the building and we know from our learnings at Mayo, particularly around incoming doctors, incoming association business, incoming corporate pharmaceutical business that will be—you know, being involved in the roll-out of the new hospital and then on the transient side, absolutely, knowing what to do with patients and how to handle patients. And we will be doing a couple family suites in the room based upon the childrens’ hospital as well.

Jeffrey Donnelly:	That’s great, and just if I could ask a new question or two about that transaction, Ken. How did the concept of taking stock come about? I mean, was it something that was pursued by Blackstone? Or is it something that you guys offered, and I guess also how was the $10.71 determined?

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Ken Cruse:	Sure, the concept of using our stock to acquire assets is something that we advance in all of our conversations. Or we try to in all of our conversations around acquiring hotels. And in part that’s probably why we’re more inclined as is shown by the deal—the last four deals that we’ve done—to do privately negotiated transactions.

So we look for deals where we can use our equity as currency and, obviously, we look for counter parties who share our view in terms of the relative upside in our Company. That was clearly the case here with the Blackstone deal. As far as the structure of the—of the deal and how we came up with the $10.71 price, it was pretty straightforward. When we negotiated the deal terms, we had a typical due diligence period which expired yesterday. At the end of the due diligence period we had a decision. We could either go hard or walk from the transaction and upon going hard the pricing of the consideration would be determined and that was set at a—at a 3% premium on our close on the day we went hard. So it just happened to be—we closed at $10.40, 3% up was $10.71.

Jeffrey Donnelly:	Okay, great. Thanks guys.

Marc Hoffman:	You’re welcome.

Ken Cruse:	Thanks, Jeff.

Operator:	Thank you. And our next question comes from the line of Wes Golladay with RBC Capital Markets. Please go ahead.

Wes Golladay:	Good morning, guys. You mentioned margin expansion opportunities driven partly by expense controls. Outside of energy, where are you seeing cost savings or more moderating expenses?

Marc Hoffman:	You know, particularly we’re seeing good improvements with what we’ve done in food and beverage. We now have seven of these gastro bars where we are consolidating restaurants and bars together and really creating social bar living spaces that happen to serve breakfast, lunch and dinner. And that’s where we’ve seen significant improvement. We continue to work through our housekeeping—our housekeeping area in reinventing housekeeping with a third party company where—that redoes how housekeeping is done in the guest rooms between, you know, a difference between whether extended customer or a single night customer—those types of things and even based on profiling of customers with larger families or individuals.

So those are really the base areas and then the energy program really is a—we see as a significant process. We have been working through this for a few years. We have a couple of test cases that have been huge wins

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and we will be creating relationships—formal relationships with two energy engineering audit companies that will perform audits on all 32 of our hotels over the next six months and then we will roll out this retro commissioning throughout all of our portfolio in ’13 and expect to see very measurable results.

Wes Golladay:	Okay, and now going back to the acquisitions. What are you guys seeing in terms of pipeline at the moment, I guess with the nice move in the stock today, it looks like—what are you guys seeing from there as far as—you’ll be more active you think in the second half of the year?

Ken Cruse:	Wes, I’d say that we’re going to be—we’re going to maintain the same level of discipline and take a very measured approach on acquisitions going forward. Frankly we didn’t see a real fall off on the types of deals that we were inclined to pursue over the last few months.

Again, we tend to pursue relationship based negotiated transactions more so than the marketed deals. I think to your question you probably will see more assets being marketed through the typical channels – the typical broker channels. As REITs, in general, start to get back up to more appropriate valuations, as we would say, you’ll see the REITs in general becoming more inclined to buy and therefore sellers being more inclined to bring assets to the market.

So I think from that side of the—from that side of the picture, you’ll probably see more marketed deals, but from us, our pipeline is—you know, remains relatively full with attractive opportunities that we continue to vet out and getting deals done that are priced appropriately and structured appropriately is something that we view as being very, very important to pursuing any transactions. So you could see us do one or more deals this year or you could potentially see us do no more deals this year. It’s going to come down to getting the right deals at the right time.

Wes Golladay:	Okay, thank you guys.

Ken Cruse:	You’re welcome.

Operator:	Thank you. And our next question comes from the line of Bill Crow with Raymond James. Please go ahead.

Bill Crow:	Hey, good morning guys. John, I’m going to direct one to you here. You guys had a great first quarter; you beat your midpoint by $4+ million. You raised guidance for the balance of the year by $4.5 at the midpoint. In the meantime, you picked up a $90 million asset in Chicago that’s clearly going to throw off some EBITDA, so where’s the offset given your bullish comments on group business, etc? It seems like the balance of the year should be theoretically coming up more?

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John Arabia:	Yes, thanks Bill. Keep in mind the guidance does not include the impact of the Hyatt Chicago Magnificent Mile yet. So that has been excluded from that guidance. Once we close that transaction, we’ll be able to layer in new guidance to include that acquisition.

Bill Crow:	Okay, but even without that, the balance of the year is relatively unchanged. Is that fair? Am I missing something?

John Arabia:	No, we took it up a little bit Bill. I mean we took it up a little bit...

Bill Crow:	Half a million?

John Arabia:	Yes, I mean, I think that there’s still some pockets of identified weakness out there particularly again in DC, particularly in the third quarter when we start our renovation. So you know, we are still in the mindset of being somewhat conservative when we set our guidance. I think it’s a realistic guidance range given a couple of the items still out there. You know, it’s a little bit on the conservative side.

Bill Crow:	No that’s fair. Understandable. There’s no divestiture built into that though.

John Arabia:	No, no. If we were to sell assets we would update the guidance as well.

Bill Crow:	Perfect. Good. Good quarter, guys. Thanks.

John Arabia:	Thanks Bill.

Operator:	Thank you. And our next question comes from the line of Nikhil Bhalla with FBR Capital Market. Please go ahead.

Nikhil Bhalla:	Good morning. I just wanted to get your sense on the outlook for the Chicago market in 2013 and 2014? And also if you could maybe give some color on how in the last couple of years—I believe there’s been some management changes at the McCormick Center and how that may be changing the dynamics for the Chicago market a little bit? Thank you.

Ken Cruse:	Good morning Nikhil. As far as the Chicago market, the 2012 and 2013, 2014 performance is in part going to be a product of some fairly weak performance that the market has seen over the last two or three years. You know, Chicago’s certainly had some softness that exceeded the softness that we saw in other major markets. At this point, going forward, the trends for the Chicago market that we’re seeing look pretty positive. You can go and look at some PKF data for example that would imply Chicago, over the next five years, is likely to have stronger growth trends than the average U.S. market.

And then from us, you now, our acquisition decisions are—certainly we start with market but we also—we end with street corner by street corner

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decisions and in this case, the location of the asset, the brand upside potential and certainly the repositioning potential for the hotel all, in our opinion, point to significant upside relative to the—to the current run rate. So part of it’s positive market dynamics. A lot of it, though, is asset-specific opportunity.

Nikhil Bhalla:	So no real positive benefit from McCormick, so to speak?

Ken Cruse:	I wouldn’t say it that way. I think that the McCormick—there have been some changes to the McCormick Center. I think their approach to conventions in that market is likely to ultimately help broader market trends. Remember this hotel is a business transient property, but when the market compresses through city-wides we benefit. And so our view is that certainly the McCormick Center stood to improve in the way it was booking city-wides in the market over the last few years. We think they’re making steps in the right direction and that’s helped our conviction that this market is likely to be a strong one going forward.

Nikhil Bhalla:	Yes. That’s what I though. Thank you. And one last follow-up question on any accretion from this asset in 2012? I apologize if you’ve talked about this already and I missed it. You’re not assuming anything to come in from this asset for this year, correct?

Ken Cruse:	We have not, as John just mentioned, we have not incorporated the impact of this hotel on our full year guidance. I would tell you just based on the timing of the deal and seasonality it will probably be a push on FFO. Basically flat. And it will benefit us, of course, on the leverage and then the coverage ratios.

Nikhil Bhalla:	Thank you.

Ken Cruse:	Thank you.

Operator:	Thank you. And our next question comes from the line of Tim Wengerd with Deutsche Bank. Please go ahead.

Tim Wengerd:	Hey, good morning. Quick question on 1Q. I’m looking at F&B expense or F&B revenues. They were up 4, a little over 4% in the quarter, expenses hardly increased at all. I’m wondering, is that—it’s really good flow-through on F&B and I’m wondering if that’s because of the gastro-pubs or is that something that we should expect to continue?

Marc Hoffman:	Yes. I mean, comparable—as you said, comparable to F&B revenues were up 4.2% in Q1. You know, we had strong lounge revenue up 5%. We also had a good mix of higher quality catering. So what I would tell you is I think we had strong flow in Q1, we’ll continue to have flow in the outer months, but you have to—you have to take into the fact that we’re continuing to benefit from these conversions. You know, taking restaurant and lounges out and adding meeting space particularly at Long Wharf, you know, we’ve added this 5,000 square foot ocean front space and have been doing very well with that incrementally.

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Tim Wengerd:	Okay, thanks for that color. And then moving on to just development costs and what you guys think. Where do you think development costs are for say a 3- to 500-room upper upscale type product in markets like San Diego, New York or DC?

Ken Cruse:	Sure. You know, obviously, having just or us being in the process of acquiring a hotel in Chicago we spent a fair amount of time looking at development costs in that market and it’s hopefully going to—it’s going to come down to a lot of the characteristics of the property. But a typical hotel like the hotel we just acquired or are in the process of acquiring. The starting point is recent data points. So you look at the data related to the JW Marriott in Chicago, for example, which was just built at a price that we believe was somewhere in the $600,000 to $700,000 per key. There was a Renaissance conversion in the market also that was somewhere in the $450,000 per key. So, you know, for an upper upscale hotel in a major market you’re anywhere from $400,000 to let’s call it $800,000 depending on land costs and specific features of the hotel.

Tim Wengerd:	Okay. Perfect. Thanks.

Ken Cruse:	You’re welcome.

Operator:	Thank you. And our next question comes from the line of Jonathan Pong. Please go ahead.

Jonathan Pong:	From the GSA scandal, if you guys are seeing any kinds of cancellations or even inquiries of cancellations, and then finally how much of your business is from government group bookings?

Ken Cruse:	So we missed the first part of your question. I think it was related to the GSA scandal and any impact on bookings and the answer there is we—

Jonathan Pong:	Right.

Ken Cruse:	—(audio interference) none, and then as far as government business goes, that’s also kind of an interesting market-by-market dynamic where, you know, you’ve seen the DC market for example, government is available at—basically as needed. So hotels, when they need to fill up, they can access the government terms pretty well at Tysons and the DC Renaissance. In another market government is less impactful. But if you look at our full portfolio, government comprises 3.8% of the total demand base in terms of our segmentation.

Jonathan Pong:	Okay. That’s helpful. Thanks.

Operator:	Thank you. And there are no further questions in the queue at this time. I’ll now turn the call back over to Ken Cruse for any closing remarks.

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Ken Cruse:	Great. Thank you very much, Patricia, and thank you all for joining us on our call today. We look forward to meeting with you in the weeks and months to come, and thank you.

Operator:	Thank you. Ladies and gentlemen, this does conclude our conference for today. Thank you again for your participation and you may now disconnect.

END

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